The information in this preliminary pricing supplement is not complete and may be changed.

Preliminary Pricing Supplement       SUBJECT TO COMPLETION       August 12, 2008

                    Pricing Supplement dated August __, 2008
           to the Product Prospectus Supplement dated January 7, 2008, the Prospectus dated January 5, 2007 and
                the Prospectus Supplement dated February 28, 2007

       [RBC LOGO]             $
                              Royal Bank of Canada
                              Principal Protected Notes Linked to the Baltic Dry
                              Index, due September 28, 2012


     Royal Bank of Canada is offering the principal protected notes whose return is linked to the performance of the Reference Asset described below, which may be described in greater detail in the reference asset supplement attached to the product prospectus supplement as Annex A (the "reference asset supplement"). The prospectus dated January 5, 2007, the prospectus supplement dated February 28, 2007 and the product prospectus supplement dated January 7, 2008 describe terms that will apply generally to the principal protected notes, including any notes you purchase. Capitalized terms used but not defined in this pricing supplement shall have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control.

Issuer:                 Royal Bank of Canada ("Royal Bank").

Issue:                  Senior Global Medium-Term Notes, Series C

Underwriter:            RBC Capital Markets Corporation

Interest rate           We will not pay you interest during the term of the
(coupon):               notes.

Principal Protection:   100%

Reference Asset:        The payment at maturity on the notes are linked to the
                        level of the Baltic Dry Index (the "Index").

Incorporated risk       The notes are subject to the risks set forth under the
factors:                heading "General Risks" in the product prospectus
                        supplement. In addition to those General Risks, the notes are also subject to the risks described in the product prospectus supplement on PS-12 in the section entitled "Risks Specific To Notes Linked To The
                        Performance Of An Index or Indices."

Initial Valuation       August 26, 2008
Date:

Issue Date:             August 29, 2008

Maturity Date:          September 28, 2012

Term: The term of your notes is approximately four (4) years plus one (1) month.

Payment at Maturity:    At maturity, the investor will receive the principal
                        amount invested (the "Principal Amount") plus an amount equal to the greater of:
                            1.   Zero (0%), or
                            2.   The Principal Amount multiplied by the
                                 Percentage Change multiplied by the
                                 Participation Rate

Percentage Change:      The Percentage Change is calculated using the following
                        formula:

                         BDIY(f) - BDIY(i)
                        (-----------------)
                              BDIY(i)

                        Where,
                        "BDIY(i)": is the official settlement level of the Underlying Index on the Initial Valuation Date. "BDIY(f)": is the arithmetic average of the officia Settlement levels of the Underlying Index on the Valuation Dates.

Valuation Dates:        Each Index Business Day from July 2, 2012 through and
                        including September 26, 2012.

Index Business Day:     Any day on which the official settlement level of the
                        Index is published.

Participation Rate:     [125-150]%, to be fixed on Pricing Date

Special features of     The notes are principal protected notes offering full
the notes:              participation in the average performance on the
                        Valuation Dates of the Reference Asset at maturity. If the performance of the Reference Asset is zero or negative, the return on the notes will be limited to the principal amount. See the section "Certain Features of the Notes" beginning on Page PS-25 in the product prospectus supplement.

U.S. tax treatment      We intend to treat the notes as subject to the special
                        rules applicable to contingent payment debt obligations for U.S. federal income tax purposes. In accordance with these rules, you will be required to accrue interest income in accordance with the comparable yield and projected payment schedule for your notes. You should call RBC Capital Markets toll free at (866) 609-6009 to obtain this information. For a detailed discussion of the tax consequences of owning and disposing of your notes, please see the discussion under "Supplemental
                        Discussion of Federal Income Taxes" in the accompanying product supplement, "Certain Income Tax Consequences" in the accompanying prospectus supplement, and "Tax
                        Consequences" in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

Minimum                 $1,000 (except for certain non-U.S. investors for whom
Investment:             the minimum investment will be higher)

Denomination:           $1,000 (except for certain non-U.S. investors for whom
                        the denomination will be higher)

Determination of        The Reference Level of the Reference Asset on any
Reference Level:        trading day will equal the official settlement level of
                        the Baltic Dry Index or any successor index or indices thereto (as described in the product prospectus supplement) published by the Baltic Exchange (or any successor publisher of the Index) following the regular official weekday close of trading for such index on that trading day. In certain circumstances, the Reference
                        Level for the Reference Asset will be based on an alternate calculation of the Baltic Dry Index described under "Unavailability of the Reference Price on a Valuation Date -- Reference Asset Consisting of an
                        Equity Securities Index" in the product prospectus supplement.

Clearance and           DTC global (including through its indirect participants
Settlement:             Euroclear and Clearstream, Luxembourg as described under
                        "Description of Debt Securities -- Ownership and
                        Book-Entry Issuance" in the accompanying prospectus).

Currency:               U.S. dollars.

Listing: The notes will not be listed on any securities exchange or quotation system.

CUSIP:                  78008GMC3

Calculation agent:      The Bank of New York.

Terms Incorporated      All of the terms appearing above the item captioned
In the Master Note:     "Listing" on the cover page of this pricing supplement
                        and the terms appearing under the caption "Additional
                        Terms of the Principal Protected Notes" in the product prospectus supplement with respect to principal protected notes dated January 7, 2008.

Your investment in the notes involves certain risks. See "Additional Risk Factors Specific to Your Notes" beginning on page PS-1of the product supplement to read about investment risks relating to the principal protected notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this pricing supplement or the accompanying prospectus, prospectus supplement and product prospectus supplement. Any representation to the contrary is a criminal offense.

                                                                                              Per note           Total
                                                                                              --------           -----
Price to public.......................................................................     100%             $
Underwriting discounts and commission.................................................     %                $
Proceeds to Royal Bank................................................................     %                $

The price to purchasers who maintain accounts with participating dealers in which only asset-based fees are charged is ___% and the concession paid to such dealers is ___%. The price at which you purchase the notes includes hedging costs and profits that Royal Bank or its affiliates expect to incur or realize. These costs and profits will reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the value of your notes on the issue date.

If the notes priced today, RBC Capital Markets Corporation, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, would receive a commission of approximately $36.25 per $1,000 principal amount note and would use a portion of that commission to allow selling concessions to other dealers of approximately $36.25 per $1,000 principal amount note. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. If the notes priced today, the price of the notes would also include a profit of $26.20 per $1,000 principal amount earned by Royal Bank of Canada in hedging its exposure under the notes. In no event will the total of the commission received by RBCCM, which includes concessions to be allowed to other dealers, and the hedging profits of Royal Bank Canada exceed $86.25 per $1,000 principal amount note.

We may use this pricing supplement in the initial sale of a principal protected note. In addition, RBC Capital Markets Corporation or another of our affiliates may use this pricing supplement in a market-making transaction in a principal protected note after its initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The notes will not constitute deposits insured under the Canada Deposit Insurance Corporation or by the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.


                         ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the accompanying product prospectus supplement and reference asset supplement, dated January 7, 2008, the accompanying prospectus, dated January 5, 2007 and the accompanying prospectus supplement, dated February 28, 2007. The information in the accompanying product supplement, prospectus and prospectus supplement is supplemented by, and to the extent inconsistent therewith replaced and superseded by, the information in this pricing supplement. You should carefully consider, among other things, the matters set forth under "Additional Risk Factors" in the product prospectus supplement and the matters set forth under "Risk Factors" in the prospectus supplement dated February 28, 2007 as the principal protected notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the principal protected notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

o    Prospectus dated January 5, 2007:
     http://www.sec.gov/Archives/edgar/data/1000275/000090956707000025/
     o34295e424b3.htm

o    Prospectus Supplement dated February 28, 2007:
     http://www.sec.gov/Archives/edgar/data/1000275/000090956707000285/
     o35030e424b3.htm

o    Product Prospectus Supplement dated January 7, 2008:
     http://www.sec.gov/Archives/edgar/data/1000275/000121465908000021/
     f1383424b3.txt

Our SEC file number is 333-139359. As used in this pricing supplement, the "Company," "we," "us," or "our" refers to Royal Bank of Canada.




                              Hypothetical Returns

The following table illustrates the payment at maturity (including, where relevant, the payment of any additional amount) for a $1,000 principal amount capital guaranteed note with an enhanced participation rate of 146% in any appreciation of the Reference Asset at maturity. The following results are based solely on the hypothetical example cited using an Initial Reference Level of
100. The numbers appearing in the table below have been rounded for ease of analysis.

      ----------------------------------------------------------------
                                        Index Return
        Ending Index                   with Enhanced     Payment at
           Level        Index Return   Participation      Maturity
      ----------------------------------------------------------------
            150            50.00%          73.00%        $1,730.00
            145            45.00%          65.70%        $1,657.00
            140            40.00%          58.40%        $1,584.00
            135            35.00%          51.10%        $1,511.00
            130            30.00%          43.80%        $1,438.00
            125            25.00%          36.50%        $1,365.00
            120            20.00%          29.20%        $1,292.00
            115            15.00%          21.90%        $1,219.00
            110            10.00%          14.60%        $1,146.00
            105             5.00%           7.30%        $1,073.00
            100             0.00%           0.00%        $1,000.00
             95            -5.00%           0.00%        $1,000.00
             90           -10.00%           0.00%        $1,000.00
             85           -15.00%           0.00%        $1,000.00
             80           -20.00%           0.00%        $1,000.00
             75           -25.00%           0.00%        $1,000.00
             70           -30.00%           0.00%        $1,000.00
             65           -35.00%           0.00%        $1,000.00
             60           -40.00%           0.00%        $1,000.00
             55           -45.00%           0.00%        $1,000.00
             50           -50.00%           0.00%        $1,000.00
      ----------------------------------------------------------------
      Hypothetical Example of Amounts Payable at Maturity
      ----------------------------------------------------------------


The examples set out below are included for illustration purposes only. All examples assume that a holder has purchased the Notes with an aggregate principal amount of $10,000, a Participation Rate of 146% and that no extraordinary event has occurred.

Example 1--  Calculation of the Payment at Maturity where the Reference Asset
             Performance is positive.
             Reference Asset            15%
             Performance:
             Payment at Maturity        $10,000 + ($10,000 x 15% x 146%) =
                                        $10,000 + $2,190 = $12,190
             On a $10,000 investment, a 15% Reference Asset Performance results in a payment at maturity of $12,190, a 21.90% return on the Notes.



Example 2--  Calculation of the Payment at Maturity where the Reference Asset
             Performance is negative.
             Reference Asset            -25%
             Performance:
             Payment at Maturity        $10,000 + ($10,000 x -25%) = $10,000 +
                                        $0 = $10,000; the Payment at Maturity
                                        cannot be less than zero; therefore, the Payment at Maturity will be limited to the Principal Amount.
             On a $10,000 investment, a -25% Reference Asset Performance results in a Payment at Maturity of $10,000, a 0% return on the Notes.


                              The Underlying Index

The Baltic Dry Index
We have derived all information contained in this pricing supplement regarding the Baltic Dry Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by the Baltic Exchange. The Baltic Dry Index was developed by the Baltic Exchange and is calculated, maintained and published by the Baltic Exchange. We make no representation or warranty as to the accuracy or completeness of such information.

The Index is a leading indicator of the global dry cargo freight market, designed to measure changes in the cost of transporting dry bulk material such as grain, coal, iron ore and industrial metals by sea. The Index is an equally-weighted composite index of four sub-indices devoted to different sizes of dry bulk carriers (Baltic Capesize Index, Baltic Panamax Index, Baltic Supramax Index and Baltic Handysize Index), which together cover approximately 30 shipping routes measured on a time charter ($/day) or voyage ($/tonne) basis. The Index was first published on November 1, 1999 as the successor to the Baltic Freight Index which commenced publication on January 4, 1985. You can obtain the level of the Baltic Dry Index on the Bloomberg website at http://quote.bloomberg.com/apps/quote?ticker=bdiy&exch=IND&x=15&y=11. The
Bloomberg website is being provided for reference purposes only. The level of the Index will be determined for purposes of this pricing supplement based on the prices published by the Baltic Exchange, the publisher of the Index.

The Baltic Exchange is a global marketplace of shipbrokers, ship owners and charters, based in London, England. The Baltic Exchange provides freight indices and route assessments and also operates as a maker of markets in freight derivatives, specifically a type of forward contract known as forward freight agreements (FFAs) that are traded over the counter. The Freight Indices and Futures Committee (FIFC) at the Baltic Exchange is responsible for production of the Index and other freight indices published by the Baltic Exchange, utilizing the professional assessments made by a panel of reporting shipbrokers on the prevailing open market levels. In compiling any of the sub-indices, the FIFC selects the component routes and determines their weightings with a goal of producing a weighted basket of routes which is as representative as possible of the world's principal bulk cargo trades for that sub-index. The daily level of the sub-index is based on the average assessment made by all reporting panelists of the current market rate with respect to each route included in the sub-index and the applicable weighting for such route.

The publication of the Index and other freight indices of the Baltic Exchange is governed by the following rules.

Publication
The component sub-indices of the Index and the Index will normally be published by the Baltic Exchange at approximately 1 p.m. London time on each business day. The Baltic Exchange may delay or cancel publication of the indices and routes if considered necessary or desirable. The Baltic Exchange provides route and index data only if it is fully satisfied that sufficient assessments from an adequate quorum of its reporting panelists have been received. If there are not sufficient panelists able or willing to report their assessments on any route or index then the Baltic Exchange has the right not to report on that day or any subsequent days until an adequate quorum has been assembled.

The Panel
The Baltic Exchange appoints a panel of shipbroker companies from its members. The Baltic Exchange may change the number of panelists and the composition of the panel at any time but aims to have panels consisting of at least seven panelists per index. As of July 2007, the number of panelists on each of the four sub-indices of the Index ranges from 12 to 22.

The Routes
The Baltic Exchange has the right to decide which routes are to be included and may alter the composition of the routes from time to time. Since September 2002, all panelists' returns have been included in establishing the average assessment on dry routes. Prior to that date, both the highest and lowest returns were excluded.

Weightings
The Baltic Exchange from time to time decides the weighting applied to any route for the purpose of ascertaining its contribution to an index.

Weighting Factors
For the purpose of calculating the indices, the average rate for each route will be multiplied by the weighting factor for that route. The weighting factor for each route is ascertained by the Baltic Exchange and may be adjusted by the Baltic Exchange to take account of alterations to routes or route weightings.

Alterations to the Indices
No more than one route will be removed from an index at any one time. If a route is removed, one or more routes may be substituted for it.

The weighting of an existing route will not be altered by more than an amount equal to 25% of its existing weighting or 2.5% of the index at the date of the decision to make the alteration, whichever is the larger. No such limitation will apply to routes that are removed from or added to an index.

Any one alteration to an index will not result in an adjustment of more than 5% in the regional or commodity composition of a given index. The meaning of "region" and "commodity" for this purpose will be in the absolute discretion of the Baltic Exchange.

When an alteration is made, a revised set of weighting factors will be applied to the routes, so that the new index will have the same level as the old index at the date of the alteration. The dry cargo freight market is sensitive to a variety of external variables, the most important of which include the following:

     o Fleet supply: The number and types of ships available have a significant impact on the dry cargo freight market. The recent short supply of bulk ships, even as compared to oil tankers or container ships, has driven up the dry bulk cargo rates.
     o Commodity demand: The level of industrial production significantly affects the dry cargo freight market. The pace of industrial development in China, India and other developing countries has compelled those countries to look farther for resources.
     o Seasonal pressures: The weather has a meaningful impact on the dry cargo freight market, from the size of agricultural harvests to river levels or presence of ice in ports that can cause delays.
     o Fuel prices: With bunker fuel accounting for between one quarter and one third of the cost of operating a vessel, oil price movements significantly affect the dry cargo freight market.

The Notes are not sponsored, endorsed, sold or promoted by The Baltic Exchange. The Baltic Exchange makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. The Baltic Exchange will not accept any liability for any loss incurred in any way whatsoever by any person who seeks to rely on the information contained herein.

                             Historical Information

The graph below sets forth the historical performance of the Reference Asset. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing levels of the Reference Asset. The information provided in this table is for the four calendar quarters of 2005, 2006, 2007, the first and second quarters of 2008, as well as for the period from July 1, 2008 through August 11, 2008.

We obtained the information regarding the historical performance of the Reference Asset in the chart below from Bloomberg Financial Markets and Factset Research Systems Inc.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets and Factset Research Systems Inc. The historical performance of the Reference Asset should not be taken as an indication of future performance, and no assurance can be given as to the market level of the Reference Asset on the Valuation Date. We cannot give you assurance that the performance of any Reference Asset will result in any return in addition to your initial investment.

                             BALTIC DRY INDEX (BDIY)
                                (Aug-98 - Aug-07)
                                 [CHART OMITTED]



  Period-Start         Period-End          High Intra-Day              Low Intra-Day            Period-End Closing
      Date                Date              Level of the                Level of the                Level of the
                                         Reference Asset in          Reference Asset in        Reference Asset in ($)
                                                ($)                         ($)
   ----------          ----------            ----------                  ----------                 ----------
   01/01/2005          03/31/2005               4880                        4175                       4637
   04/01/2005          06/30/2005               4835                        2510                       2521
   07/01/2005          09/30/2005               3073                        1747                       2907
   10/01/2005          12/30/2005               3370                        2407                       2407

   01/01/2006          03/31/2006               2798                        2033                       2496
   04/01/2006          06/30/2006               2964                        2364                       2964
   07/01/2006          09/29/2006               4279                        2849                       3944
   09/30/2006          12/29/2006               4407                        3931                       4397

   01/01/2007          03/30/2007               5388                        4219                       5388
   03/31/2007          06/29/2007               6688                        5254                       6278
   06/30/2007          09/28/2007               9474                        6201                       9474
   09/29/2007          12/31/2007              11039                        9143                       9143

   01/01/2008          03/31/2008               8891                        5615                       8081
   04/01/2008          06/30/2008              11793                        7655                       9589
   07/01/2008          08/11/2008               9379                        7055                       7055


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                       Specific Investment Considerations

The notes are intended to be held to maturity. Your principal is only protected (to the extent specified on the front cover of this pricing supplement) if you hold the note until maturity. If you sell your notes in the secondary market prior to maturity, you will not receive principal protection on the portion of your notes sold and may incur a substantial loss. There may be little or no secondary market for the notes. In addition, the price at which you purchase the notes includes hedging costs and profits that Royal Bank or its affiliates expect to incur or realize. These costs and profits will reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the value of your notes on the issue date.

You may not realize a gain on the note. If the Reference Asset Performance is zero or negative on the final valuation date, as calculated using the arithmetic average of the closing levels of the Reference Assets on the valuation dates, the payment at maturity with respect to each note will be limited to the principal amount. This will be true, even where the Reference Asset Performance was positive as of some date or dates prior to the Valuation Dates, because the payment at maturity will be calculated solely on the basis of the Reference Asset Performance (or otherwise determined by the calculation agent, in the case of a market disruption event) as calculated using the arithmetic average of the closing levels of the Reference Assets on the valuation dates. The notes are intended to be held to maturity.

The notes are unsecured. The notes are solely the unsecured obligations of Royal Bank. An investment in the notes does not constitute a deposit and neither the notes nor your investment in the notes are insured by the Canada Deposit Insurance Corporation, the Federal Deposit Insurance Corporation or any other private or governmental agency. The business and affairs of Royal Bank may affect the market value of your Notes.

Potential conflicts of interest. We and our affiliates expect to engage in trading activities related to the Reference Assets that may present a conflict between the holders' interest in the notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities could influence the levels of the Reference Assets and, therefore, the market value of the notes.

Insurance companies, employee benefit plans and non-U.S. holders. Any insurance company or fiduciary of a pension plan or other employee benefit plan or any non-U.S. holder of the notes should consult with its own advisors to determine whether an investment in the notes is suitable for you. Non-U.S. holders are subject to particular risks that are not described in the product supplement.

Several factors have had and may in the future have an effect on the value of the index. Investments, such as the notes, linked to the dry cargo freight market are considered speculative and the value of the Underlying Index may fluctuate significantly over short periods for a variety of factors, including: changes in the dry cargo freight market; changes in supply and demand relationships; changes in the global economy; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; technological developments; and changes in interest rates. These factors may affect the settlement price of the Underlying Index and of your notes in varying and potentially inconsistent ways.

The averaging method used to calculate your payment at maturity has several consequences.

          o The Reference Asset Performance will be determined based upon the difference between the level of the Reference Asset on the issuance date and the arithmetic average of the respective official settlement levels of the Reference Asset on each of the Valuation Dates (set forth above). This means that Reference Asset Performance will not be based on the increase, if any, from the Initial Reference Level to the Reference Level at maturity; rather, it will be based on the average of the Reference Levels at a series of regular, specific points in time (the Valuation Dates) during the term of the Notes.

          o Because the Reference Asset Performance is based on the arithmetic average of the level of the Reference Assets on the Valuation Dates, the amount you will receive at maturity will be different, and possibly less than, the amount that you would receive if the Reference Asset Performance was calculated solely based on the change in the level of the Reference Assets from the beginning of the term of the Notes to maturity. You should examine the effects of calculating the Reference Asset Performance based on the average level of the Reference Assets on the Valuation Dates before deciding to invest in the Notes. Please review the section headed "Hypothetical Returns" above.

          o The general effect of averaging the Reference Asset Levels at each Valuation Date during the term of the Notes is to moderate the potential benefit of any large increase in the Reference Asset Level and the potential detriment of any large decrease in the Reference Asset Levels. Accordingly, large increases or decreases in the Reference Assets that are reflected in the Reference Asset Levels at a few Valuation Dates will generally be offset by averaging these Reference Asset Levels with the Reference Asset Levels at other Valuation Dates. You should not purchase the Notes if you seek interest equal to the positive change, if any, between the Initial Reference Level and the Reference Level at Maturity.

          o Because there are no Valuation Dates until July 2, 2012, you will not receive any potential benefit of temporary increases in the Reference Asset during the first three years and eleven months of the term of the Notes in excess of the Reference Level on the first Valuation Date in determining the Reference Asset Performance.

                        Supplemental Plan of Distribution

     We expect that delivery of the Notes will be made against payment for the Notes on or about August 29, 2008, which is the third business day following the Initial Valuation Date (this settlement cycle being referred to as "T+3"). See "Supplemental Plan of Distribution" in the prospectus supplement dated February 28, 2007.

         No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this pricing supplement, the accompanying prospectus, prospectus supplement or product prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank of Canada or the Underwriter. This pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.




                                        $



                                   [RBC LOGO]
                              Royal Bank of Canada

                    Senior Global Medium-Term Notes, Series C

                            Principal Protected Notes

                                 August __, 2008